January 26, 2018

Reed’s, Inc.

13000 South Spring Street

Los Angeles, California 90061

Re: Registration Statement on Form S-8 filed January 26, 2018

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Reed’s, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of common stock reserved for issuance pursuant to the 2017 Incentive Compensation Plan (which plan is referred to herein as the “Plan” and which shares of common stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements that accompany each grant or award under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Libertas Law Group, Inc.